Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street

Toronto ON M5H 2S5

Tel 416-777-8500

Fax 416-777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.

We consent to the use of our report dated March 9, 2023 on the consolidated financial statements of Celestica Inc. (the “Entity”), which comprise the consolidated balance sheets as of December 31, 2022 and December 31, 2021, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes, and our report dated March 9, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022 which are incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-3ASR dated July 27, 2023 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 27, 2023

Toronto, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.